Exhibit 99.1

TimkenSteel Announces Third-Quarter 2021 Results

•	Third quarter net sales of $343.7 million increased 5 percent sequentially
•	Net income of $50.1 million and record adjusted EBITDA(1) of $72.0 million
•	Strong operating cash flow of $53.8 million, a 37 percent sequential improvement, with record total liquidity(2) of $444.4 million

CANTON, Ohio: November 4, 2021 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components, and supply chain solutions, today reported third-quarter 2021 net sales of $343.7 million and net income of $50.1 million, or $0.94 per diluted share. On an adjusted basis(1), third-quarter 2021 net income was $55.2 million, or $1.04 per diluted share, and adjusted EBITDA was $72.0 million.

In the same quarter last year, net sales were $205.9 million with a net loss of $13.9 million, or a loss of $0.31 per diluted share. On an adjusted basis(1), third-quarter 2020 net loss was $17.3 million, or a loss of $0.38 per diluted share, and adjusted EBITDA was $2.6 million.

Second-quarter 2021 net sales were $327.3 million with net income of $54.0 million, or $0.98 per diluted share. On an adjusted basis(1), second-quarter 2021 net income was $52.5 million, or $0.96 per diluted share, and adjusted EBITDA was $71.0 million.

“As we head into the end of the year, I am encouraged that the demand environment remains robust, and our first half of 2022 order book is filling up in a strong pricing environment. Sales to the industrial market remained stable during the third quarter while shipments to mobile customers continued to be impacted by semiconductor supply chain disruption,” said Mike Williams, president and chief executive officer. “With our uncompromising focus on employee safety and customer service, as well as continued cost control, we achieved record adjusted EBITDA in the third quarter and finished with a record balance of cash and total liquidity.”

THIRD QUARTER OF 2021 FINANCIAL SUMMARY

•

Net sales of $343.7 million increased 5 percent compared with $327.3 million in the second quarter of 2021, driven primarily by higher raw material surcharges and base sales prices. The average raw material surcharge per ton increased 17 percent sequentially as a result of higher scrap and alloy prices. Compared with the prior-year third quarter, net sales increased 67 percent largely driven by improved industrial and energy demand, and a significant increase in the average raw material surcharge per ton as a result of higher scrap and alloy prices.

•

Ship tons of 212,700 were essentially flat sequentially, in line with prior guidance. Industrial demand remained strong at 111,000 ship tons, energy shipments increased 48 percent sequentially to 12,900 tons and mobile shipments declined 5 percent sequentially to 88,800 tons due to the ongoing impact of the semiconductor chip shortage. The company estimates that the semiconductor chip shortage drove an approximate 15,000 ton decrease in mobile market shipments in the quarter. Compared with the prior-year third quarter, total ship tons increased 38 percent with significant increases in both industrial and energy shipments.

•

Manufacturing costs increased sequentially as a result of planned annual maintenance shutdown costs at the company’s rolling and finishing operations. Compared with the prior-year quarter, manufacturing costs improved primarily due to higher melt utilization and the impact of systemic cost reduction actions.

•

SG&A expense was $19.9 million, a $1.1 million decrease from the second quarter of 2021 as a result of lower variable compensation expense and lower employee benefits expense. Compared with the prior-year third quarter, SG&A expense increased by $2.0 million largely due to higher variable compensation expense and prior year COVID-19-related temporary cost reduction actions partially offset by savings from employee restructuring actions.

(1)	Please see discussion of non-GAAP financial measures in this news release.

(2)	The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

VOLUNTARY EXIT INCENTIVE PROGRAM

In October, the company further refined its organizational structure and offered a voluntary exit incentive to certain U.S.-based salaried non-operative employees who will be eligible for retirement by December 31, 2023. As a result of this program, the company anticipates recording a restructuring charge of approximately $4 million in the fourth quarter of 2021, with cash severance payments expected primarily in 2022. Ongoing run-rate savings are estimated to be approximately $5 million as a result of this action.

CASH AND LIQUIDITY

As of September 30, 2021, the company’s cash balance was $172.0 million. Operating cash flow was $53.8 million in the third-quarter 2021 and $106.2 million year-to-date through September 30, 2021, driven by higher profitability. Total liquidity(2) was a record $444.4 million as of September 30, 2021, an improvement of $67.9 million from June 30, 2021.

OUTLOOK

The company expects fourth quarter ship tons to be lower than third-quarter levels. While the company’s order book is full for the remainder of 2021, fourth quarter shipments will be negatively impacted by lower melt utilization as a result of the recently completed annual Faircrest melt shop maintenance shutdown. Additionally, periodic automotive customer manufacturing outages due to the semiconductor chip shortage may negatively impact fourth quarter mobile shipments.

From an operational perspective:

•	Melt utilization is expected to be at or above 75 percent during the fourth quarter.
•	Annual Faircrest shutdown maintenance was completed in the fourth quarter at a cost of approximately $5 million.
•	A labor agreement ratification bonus will be paid to employees during the fourth quarter at a cost of approximately $2 million.
•	Capital expenditures are expected to be in the range of $15 million to $20 million in 2021.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, November 5, 2021 at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,900 people and had sales of $831 million in 2020. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results.  See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "possible," "potential," "predict," "project," "seek," "target," "could," "may," "should" or "would" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the amount of any dividend declared by the company's Board of Directors on the company's common shares; the overall impact of pension and other postretirement benefit mark-to-market accounting; and the effects of the conditional conversion feature of the Convertible Notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Any standards of measurement and performance contained in this disclosure are developing and based on assumptions, and no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this news release can or will be achieved.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control.  Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2021	2020	2021	2020
Net sales	$343.7	$205.9	$944.6	$619.5
Cost of products sold	277.0	208.3	780.0	618.1
Gross Profit	66.7	(2.4)	164.6	1.4
Selling, general & administrative expenses (SG&A)	19.9	17.9	60.4	58.1
Restructuring charges	0.4	0.7	2.0	1.6
Loss on sale of consolidated subsidiary	1.1	—	1.1	—
Loss (gain) on sale or disposal of assets, net	0.1	0.2	0.5	(3.0)
Impairment charges	—	—	8.2	—
Other (income) expense, net	(6.6)	(10.6)	(28.3)	(16.0)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	51.8	(10.6)	120.7	(39.3)
Interest expense	1.2	3.0	4.7	9.2
Income (Loss) Before Income Taxes	50.6	(13.6)	116.0	(48.5)
Provision (benefit) for income taxes	0.5	0.3	2.1	0.6
Net Income (Loss)	$50.1	$(13.9)	$113.9	$(49.1)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$1.08	$(0.31)	$2.49	$(1.09)
Diluted earnings (loss) per share (2)	$0.94	$(0.31)	$2.12	$(1.09)

Weighted average shares outstanding - basic	46.2	45.0	45.8	45.0
Weighted average shares outstanding - diluted	53.9	45.0	55.2	45.0

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three and nine months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares and 7.8 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (1.8 million shares and 1.6 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three and nine months ended September 30, 2021 were 53.9 million shares and 55.2 million shares, respectively. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million and $3.3 million for the three and nine months ended September 30, 2021, respectively, of convertible debt interest expense (including amortization of debt issuance costs).

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$172.0	$102.8
Accounts receivable, net of allowances	130.1	63.3
Inventories, net	214.4	178.4
Deferred charges and prepaid expenses	5.1	4.0
Assets held for sale	4.5	0.3
Other current assets	3.3	8.8
Total Current Assets	529.4	357.6

Property, plant and equipment, net	522.5	569.8
Operating lease right-of-use assets	16.1	21.0
Pension assets	38.8	33.5
Intangible assets, net	7.3	9.3
Other non-current assets	2.3	2.8
Total Assets	$1,116.4	$994.0

LIABILITIES
Accounts payable	$131.8	$89.5
Salaries, wages and benefits	38.1	29.4
Accrued pension and postretirement costs	6.3	2.3
Current operating lease liabilities	6.1	7.5
Current convertible notes, net	44.8	38.9
Other current liabilities	15.4	13.4
Total Current Liabilities	242.5	181.0

Non-current convertible notes, net	—	39.3
Credit agreement	—	—
Non-current operating lease liabilities	10.1	13.5
Accrued pension and postretirement costs	232.0	240.7
Deferred income taxes	0.9	1.0
Other non-current liabilities	10.3	11.0
Total Liabilities	495.8	486.5
SHAREHOLDERS' EQUITY
Additional paid-in capital	829.5	843.4
Retained deficit	(245.3)	(363.4)
Treasury shares	—	(12.9)
Accumulated other comprehensive income (loss)	36.4	40.4
Total Shareholders' Equity	620.6	507.5
Total Liabilities and Shareholders' Equity	$1,116.4	$994.0

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$50.1	$(13.9)	$113.9	$(49.1)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	15.1	17.0	48.1	52.4
Amortization of deferred financing fees and debt discount	0.2	1.3	0.7	4.0
Loss on sale of consolidated subsidiary	1.1	—	1.1	—
Loss (gain) on sale or disposal of assets	0.1	0.2	0.5	(3.0)
Impairment charges	—	—	8.2	—
Deferred income taxes	—	(0.7)	(0.1)	(0.4)
Stock-based compensation expense	1.9	1.6	5.5	5.2
Pension and postretirement expense (benefit), net	(1.8)	(5.9)	(11.7)	(1.0)
Changes in operating assets and liabilities:
Accounts receivable, net	(8.9)	(17.6)	(66.9)	(3.7)
Inventories, net	(9.4)	32.1	(45.1)	107.6
Accounts payable	4.3	25.4	44.3	8.2
Other accrued expenses	5.0	6.6	10.3	4.6
Pension and postretirement contributions and payments	(0.9)	(1.0)	(2.9)	(4.2)
Deferred charges and prepaid expenses	(3.0)	(3.1)	(1.1)	(1.7)
Other, net	—	(0.9)	1.4	2.1
Net Cash Provided (Used) by Operating Activities	53.8	41.1	106.2	121.0
Investing Activities
Capital expenditures	(3.5)	(3.4)	(7.3)	(13.0)
Proceeds from sale of consolidated subsidiary	6.2	—	6.2	—
Proceeds from disposals of property, plant and equipment	0.2	1.6	0.2	10.0
Net Cash Provided (Used) by Investing Activities	2.9	(1.8)	(0.9)	(3.0)
Financing Activities
Proceeds from exercise of stock options	0.1	—	3.3	—
Shares surrendered for employee taxes on stock compensation	—	—	(0.5)	(0.3)
Repayments on credit agreements	—	(40.0)	—	(70.0)
Repayments on convertible notes	—	—	(38.9)	—
Net Cash Provided (Used) by Financing Activities	0.1	(40.0)	(36.1)	(70.3)
Increase (Decrease) in Cash and Cash Equivalents	56.8	(0.7)	69.2	47.7
Cash and cash equivalents at beginning of period	115.2	75.5	102.8	27.1
Cash and Cash Equivalents at End of Period	$172.0	$74.8	$172.0	$74.8

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2021	2020	2021	2020
Net Cash Provided (Used) by Operating Activities	$53.8	$41.1	$106.2	$121.0
Less: Capital expenditures	(3.5)	(3.4)	(7.3)	(13.0)
Free Cash Flow	$50.3	$37.7	$98.9	$108.0

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2021, September 30, 2020, and June 30, 2021

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended September 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Other (income) expense, net	Diluted earnings (loss) per share(1)
As reported	$50.1	$19.9	$0.4	$1.1	$(6.6)	$0.94
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	0.01
Loss from remeasurement of benefit plans	2.7	—	—	—	(2.7)	0.05
Business transformation costs(2)	0.9	(0.9)	—	—	—	0.02
Loss on sale of consolidated subsidiary	1.1	—	—	(1.1)	—	0.02
As adjusted	$55.2	$19.0	$—	$—	$(9.3)	$1.04

Three months ended September 30, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Other (income) expense, net	Diluted earnings (loss) per share(4)
As reported	$(13.9)	$208.3	$17.9	$0.7	$0.2	$(10.6)	$(0.31)
Adjustments:(3)
Gain on sale of TMS assets	(0.5)	—	—	—	0.5	—	(0.01)
Restructuring charges	0.7	—	—	(0.7)	—	—	0.02
Gain from remeasurement of benefit plans	(4.1)	—	—	—	—	4.1	(0.09)
Business transformation costs(2)	0.1	—	(0.1)	—	—	—	0.00
Accelerated depreciation and amortization	0.4	(0.4)	—	—	—	—	0.01
As adjusted	$(17.3)	$207.9	$17.8	$—	$0.7	$(6.5)	$(0.38)

Three months ended June 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Other (income) expense, net	Diluted earnings (loss) per share(5)
As reported (Adjusted)	$54.0	$21.0	$1.0	$(12.3)	$0.98
Adjustments:(3)
Restructuring charges	1.0	—	(1.0)	—	0.02
Gain from remeasurement of benefit plans	(0.7)	—	—	0.7	(0.01)
Business transformation costs(2)	0.2	(0.2)	—	—	0.00
Sales and use tax refund	(2.5)	—	—	2.5	(0.04)
Executive severance and transition costs	0.5	(0.5)	—	—	0.01
As adjusted	$52.5	$20.3	$—	$(9.1)	$0.96

(1) For the three months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares) and common share equivalents for shares issuable for equity-based awards (1.8 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2021 was 53.9 million shares. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible debt interest expense (including amortization of debt issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. For the three months ended September 30, 2021 and June 30, 2021, these costs are primarily related to professional service fees associated with organizational changes. For the three months ended September 30, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards for the three months ended September 30, 2020, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(5) For the three months ended June 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (8.3 million shares) and common share equivalents for shares issuable for equity-based awards (1.9 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2021 was 56.1 million shares. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $1.2 million of convertible debt interest expense (including amortization of debt issuance costs).

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2021 and September 30, 2020

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Nine months ended September 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Impairment charges	Other (income) expense, net	Diluted earnings (loss) per share(1)
As reported	$113.9	$780.0	$60.4	$2.0	$1.1	$8.2	$(28.3)	$2.12
Adjustments:(3)
Restructuring charges	2.0	—	—	(2.0)	—	—	—	0.04
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	—	0.03
Loss from remeasurement of benefit plans	2.2	—	—	—	—	—	(2.2)	0.04
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	—	0.04
Business transformation costs(2)	1.4	—	(1.4)	—	—	—	—	0.02
TMS impairment charges	0.3	—	—	—	—	(0.3)	—	0.01
Sales and use tax refund	(2.5)	—	—	—	—	—	2.5	(0.05)
Executive severance and transition costs	0.5	—	(0.5)	—	—	—	—	0.01
Harrison melt impairment charges	7.9	—	—	—	—	(7.9)	—	0.14
Loss on sale of consolidated subsidiary	1.1	—	—	—	(1.1)	—	—	0.02
As adjusted	$130.4	$776.4	$58.5	$—	$—	$—	$(28.0)	$2.42

Nine months ended September 30, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Other (income) expense, net	Diluted earnings (loss) per share(4)
As reported	$(49.1)	$618.1	$58.1	$1.6	$(3.0)	$(16.0)	$(1.09)
Adjustments:(3)
Loss on sale of scrap processing facility	0.1	—	—	—	(0.1)	—	0.00
Gain on sale of TMS assets	(4.7)	—	—	—	4.7	—	(0.10)
Restructuring charges	1.6	—	—	(1.6)	—	—	0.04
Accelerated depreciation and amortization	2.0	(2.0)	—	—	—	—	0.04
Loss from remeasurement of benefit plans	3.5	—	—	—	—	(3.5)	0.08
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	—	(0.2)	0.3	(0.00)
Business transformation costs(2)	0.6	—	(0.6)	—	—	—	0.01
TMS inventory write-down	3.1	(3.1)	—	—	—	—	0.07
As adjusted	$(43.0)	$613.0	$57.5	$—	$1.4	$(19.2)	$(0.95)

(1) For the nine months ended September 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (7.8 million shares) and common share equivalents for shares issuable for equity-based awards (1.6 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2021 was 55.2 million shares. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $3.3 million of convertible debt interest expense (including amortization of debt issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. For the nine months ended September 30, 2021, these costs are primarily related to professional service fees associated with organizational changes. For the nine months ended September 30, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards for the nine months ended September 30, 2020, were excluded from the computation of as reported and as adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2021	2020	2021	2020	2021
Net income (loss)	$50.1	$(13.9)	$113.9	$(49.1)	$54.0

Provision (benefit) for income taxes	0.5	0.3	2.1	0.6	1.4
Interest expense	1.2	3.0	4.7	9.2	1.7
Earnings Before Interest and Taxes (EBIT) (1)	$51.8	$(10.6)	$120.7	$(39.3)	$57.1
EBIT Margin (1)	15.1%	(5.1%)	12.8%	(6.3%)	17.4%

Depreciation and amortization	15.1	17.0	48.1	52.4	15.4
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$66.9	$6.4	$168.8	$13.1	$72.5
EBITDA Margin (2)	19.5%	3.1%	17.9%	2.1%	22.2%
Adjustments:
Loss on sale of scrap processing facility	—	—	—	(0.1)	—
Gain on sale of TMS assets	—	0.5	—	4.7	—
Restructuring charges	(0.4)	(0.7)	(2.0)	(1.6)	(1.0)
Accelerated depreciation and amortization (EBIT only)	—	(0.4)	(1.5)	(2.0)	—
Gain (loss) from remeasurement of benefit plans	(2.7)	4.1	(2.2)	(3.5)	0.7
Write-down of supplies inventory	—	—	(2.1)	—	—
Faircrest plant asset disposal, net of recovery	—	—	—	0.1	—
Business transformation costs (5)	(0.9)	(0.1)	(1.4)	(0.6)	(0.2)
Sales and use tax refund	—	—	2.5	—	2.5
Executive severance and transition costs	—	—	(0.5)	—	(0.5)
TMS inventory write-down	—	—	—	(3.1)	—
Harrison melt impairment charges	—	—	(7.9)	—	—
TMS impairment charges	—	—	(0.3)	—	—
Loss on sale of consolidated subsidiary	(1.1)	—	(1.1)	—	—
Adjusted EBIT (3)	$56.9	$(14.0)	$137.2	$(33.2)	$55.6
Adjusted EBIT Margin (3)	16.6%	(6.8%)	14.5%	(5.4%)	17.0%
Adjusted EBITDA (4)	$72.0	$2.6	$183.8	$17.2	$71.0
Adjusted EBITDA Margin (4)	20.9%	1.3%	19.5%	2.8%	21.7%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. For the three and nine months ended September 30, 2021 and three months ended June 30, 2021, these costs were primarily related to professional service fees associated with organizational changes.  For the three and nine months ended September 30, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base Sales by end-market sector are defined as net sales by end-market sector excluding raw material surcharges. Base Sales by end-market sector are an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

Quarterly End Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended September 30, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	88.8	111.0	12.9	—	212.7

Net Sales	$133.5	$182.0	$20.4	$7.8	$343.7
Less: Surcharges	47.0	66.6	7.4	—	121.0
Base Sales	$86.5	$115.4	$13.0	$7.8	$222.7

Net Sales / Ton	$1,503	$1,640	$1,581	$—	$1,616
Surcharges / Ton	$529	$600	$573	$—	$569
Base Sales / Ton	$974	$1,040	$1,008	$—	$1,047

	Three Months Ended September 30, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	90.3	59.3	4.7	—	154.3

Net Sales	$103.1	$90.7	$7.0	$5.1	$205.9
Less: Surcharges	17.0	13.0	1.1	—	31.1
Base Sales	$86.1	$77.7	$5.9	$5.1	$174.8

Net Sales / Ton	$1,142	$1,530	$1,489	$—	$1,334
Surcharges / Ton	$189	$220	$234	$—	$201
Base Sales / Ton	$953	$1,310	$1,255	$—	$1,133

(Dollars in millions, tons in thousands)
	Nine Months Ended September 30, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	285.9	307.3	27.1	—	620.3

Net Sales	$400.0	$480.3	$41.4	$22.9	$944.6
Less: Surcharges	121.5	156.9	14.1	—	292.5
Base Sales	$278.5	$323.4	$27.3	$22.9	$652.1

Net Sales / Ton	$1,399	$1,563	$1,528	$—	$1,523
Surcharges /Ton	$425	$511	$521	$—	$472
Base Sales / Ton	$974	$1,052	$1,007	$—	$1,051

	Nine Months Ended September 30, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	211.8	203.7	32.2	28.7	476.4

Net Sales	$236.9	$302.0	$46.8	$33.8	$619.5
Less: Surcharges	40.3	46.4	7.5	7.1	101.3
Base Sales	$196.6	$255.6	$39.3	$26.7	$518.2

Net Sales / Ton	$1,119	$1,483	$1,453	$1,178	$1,300
Surcharges / Ton	$191	$228	$233	$248	$212
Base Sales / Ton	$928	$1,255	$1,220	$930	$1,088

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2021	June 30, 2021	December 31, 2020
Cash and cash equivalents	$172.0	$115.2	$102.8

Credit Agreement:
Maximum availability	$400.0	$400.0	$400.0
Suppressed availability(2)	(122.2)	(133.2)	(183.2)
Availability	277.8	266.8	216.8
Credit facility amount borrowed	—	—	—
Letter of credit obligations	(5.4)	(5.5)	(5.5)
Availability not borrowed	$272.4	$261.3	$211.3

Total liquidity	$444.4	$376.5	$314.1

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2021, June 30, 2021 and December 31, 2020, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2020 3Q vs. 2021 3Q	2021 2Q vs. 2021 3Q
Beginning Adjusted EBITDA(1)	$3	$71
Volume	11	(1)
Price/Mix	(3)	5
Raw Material Spread	29	2
Manufacturing	29	(4)
Inventory Reserve	3	(2)
SG&A	(1)	1
Other	1	—
Ending Adjusted EBITDA(1)	$72	$72

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).